NORTHERN LIGHTS FUND TRUST IV

INVESTMENT ADVISORY AGREEMENT

APPENDIX A

As of April 14, 2020

FUNDS OF THE TRUST

NAME OF FUND	ANNUAL ADVISORY FEE AS A % OF AVERAGE NET ASSETS OF THE FUND
Inspire Corporate Bond Impact ETF	0.30%
Inspire Global Hope Large Cap ETF	0.30%
Inspire Small/Mid Cap Impact ETF Inspire 100 ETF Inspire International ESG ETF Inspire Tactical Defense ESG ETF Inspire Tactical Balanced ESG ETF	0.30% 0.30% 0.45% 0.60% 0.50%

NORTHERN LIGHTS FUND TRUST IV

By: _/s/Wendy Wang__________________

Name: Wendy Wang

Title: President

CWM ADVISORS, LLC dba INSPIRE

By:_/s/Robert Netzly____________________

Name: Robert Netzly

Title: CEO